Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-60826, No. 33-60824, No. 33-81602, No. 33-81600, No. 33-87972, No. 333-30181, No. 333-80681, No. 333-60293, No. 333-66254, No. 333-97019, No. 333-107581, No. 333-116951, and No. 333-135266 on Form S-8, and in Registration Statements No. 333-131307 and No. 333-139976 on Form S-3 of our report dated March 8, 2006, relating to the financial statements of Vical Incorporated, appearing in this Annual Report on Form 10-K of Vical Incorporated for the year ended December 31, 2006.

/s/    DELOITTE & TOUCHE LLP

San Diego, California

February 22, 2007